UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

INRANGE TECHNOLOGIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Mt. Holly By-Pass

P.O. Box 440

Lumberton, New Jersey 08048

Telephone: (609) 518-4000

Facsimile: (609) 518-4400

March 31, 2003

Fellow Stockholders:

You are cordially invited to attend the Inrange Technologies Corporation Annual Meeting of Stockholders on Friday, April 25, 2003 at 9:00 a.m. (Eastern Time) at our offices located at 100 Mt. Holly By-Pass, Lumberton, New Jersey 08048.

This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Inrange that you should be aware of when you vote your shares. The principal business of the Annual Meeting will be to elect three directors who will each serve for a three-year term.

All stockholders are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. You also may be able to vote by telephone or over the Internet, and if you are able to and choose one of those forms of voting, you do not need to return your proxy card. In any event, please vote as soon as possible.

On behalf of the Board of Directors and our management team, I would like to express our appreciation for your interest in Inrange.

Sincerely,

Kenneth H. Koch

President and Chief Executive Officer

Inrange Technologies Corporation

100 Mt. Holly By-Pass

P.O. Box 440

Lumberton, New Jersey 08048

Notice of Annual Meeting of Stockholders

Friday, April 25, 2003

9:00 a.m.

Inrange Technologies Corporation

100 Mt. Holly By-Pass

Lumberton, New Jersey 08048

The purpose of our 2003 Annual Meeting is to elect three directors who will each serve for a three-year term beginning at the Annual Meeting. The Board of Directors recommends that you vote FOR each of the director nominees.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 14, 2003. You may revoke your proxy at any time prior to the Annual Meeting.

We have enclosed a copy of our 2003 Annual Report to Stockholders.

By Order of the Board of Directors,

Kevin L. Lilly

Secretary

March 31, 2003

Inrange Technologies Corporation

Proxy Statement

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2002, without exhibits, is enclosed with this proxy statement. You may obtain a copy of the exhibits described in the Form 10-K for a fee upon request. Please contact Joseph J. Crivelli, Director of Investor Relations, Inrange Technologies Corporation, 100 Mt. Holly By-Pass, P.O. Box 440, Lumberton, New Jersey 08048.

This proxy statement and form of proxy are first being sent to stockholders on or about March 31, 2003.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

Inrange’s Board of Directors is soliciting your vote on the election of three directors to each serve for a three-year term beginning at the Annual Meeting.

Who may vote?

Holders of our common stock at the close of business on March 14, 2003, the record date, may vote. On that date, there were 75,633,333 shares of our Class A common stock and 6,505,118 shares of our Class B common stock outstanding and entitled to vote.

How many votes do I have?

As an owner of Class B common stock, you are entitled to one vote for each share that you hold. SPX Corporation, which owns all of the outstanding Class A common stock, is entitled to cast five votes for each share that it holds. Generally, the Class A stockholders and the Class B stockholders vote together as one class, including for the election of directors.

How do I vote?

All stockholders may vote by mail. You also may vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided. If you choose to vote in person at the Annual Meeting, we will give you a ballot at the meeting. If you wish to vote in person and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 14, 2003, the record date for voting.

How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or over the Internet, your vote will be cast as you direct. If your proxy card does not indicate how you want to vote, you give authority to John R. Schwab and Kenneth H. Koch to vote for the election of directors and any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee and FOR or AGAINST any other properly raised matters at the discretion of Messrs. Schwab and Koch.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before it is exercised in one of four ways:

1.	Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy.

2.	Submit another proxy with a later date.

3.	Vote by telephone or over the Internet, if you hold your shares through a bank or broker that offers either of those options, after you have given your proxy.

4.	Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the Inrange shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or over the Internet, or if you attend the Annual Meeting.

Abstentions and broker non-votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote for a proposal because he or she does not have voting authority and has not received voting instructions from you.

What vote is required to elect the director nominees?

A plurality of the votes cast will elect directors. This means that the three nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that by following the instructions on the proxy card or withhold authority as prompted during telephone or Internet voting or in person at the meeting. Abstentions and broker non-votes will have no effect on the election of the directors.

SPX is the beneficial owner of all of our Class A common stock. This represents approximately 98.3% of the combined voting power of both classes of Inrange common stock. As a result, SPX has the vote required to elect the three nominees for director. SPX has indicated that it will vote its shares for each nominee in accordance with the recommendation of our Board.

How do I submit a stockholder proposal?

You may submit a proposal to be included in our proxy statement for the 2004 annual meeting no later than December 2, 2003. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission. You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2004 annual meeting. If you want to do this, we must receive your written proposal on or after December 27, 2003, but no later than January 26, 2004. If you submit your proposal after the deadline and we choose to consider it at the meeting, then Securities and Exchange Commission rules permit the individuals named in the proxies solicited by Inrange’s Board of Directors for that meeting to exercise discretionary voting power as to that proposal, but they are not required to do so.

To be properly brought before an annual meeting, our by-laws require that your proposal include: (1) your name and address, or the name and address of the beneficial owner for whom you are acting, as they appear on our stock records; (2) a brief description of the business you want to bring before the meeting; (3) the reasons for conducting the business at the meeting; (4) any material interest you or the beneficial owner have in the business you want to bring before the meeting; and (5) the class and number of Inrange shares that you or the beneficial owner own beneficially and of record. You should send any proposal to our Secretary at our address on the cover of this proxy statement.

How do I nominate a director?

If you wish to nominate an individual for election as director at the 2004 annual meeting, we must receive your nomination on or after December 27, 2003, but no later than January 26, 2004. In addition, if we increase the size of our Board and do not publicly announce the nominees or the size of the increased Board on or before January 16, 2004, then you may submit a nomination through the 10th day following the announcement.

Our by-laws require that for each person you propose to nominate you provide: (1) your name and address, or the name and address of the beneficial owner for whom you are acting, as they appear on our stock records; (2) the class and number of shares of Inrange stock that you or the beneficial owner own beneficially and of record; (3) the nominee’s written statement that he or she is willing to be named in the proxy statement as a nominee and to serve as a director if elected; and (4) any other information regarding the nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had Inrange’s Board of Directors nominated that individual. You should send your proposed nomination to our Secretary at our address on the cover of this proxy statement.

Who pays to prepare, mail and solicit the proxies?

Inrange will pay all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward our proxy materials to the beneficial owners of Inrange common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.

Election of Directors

Nine directors currently serve on our Board of Directors. The directors are divided into three classes. At this Annual Meeting, you will be asked to elect three directors. Each director will serve for a term of three years, until a qualified successor director has been elected, or until he resigns or is removed by the Board. The remaining six directors will continue to serve on the Board as described below. The nominees, John B. Blystone, Kenneth H. Koch and David B. Wright, are currently Inrange directors.

We will vote your shares as you specify on the enclosed proxy card, or during telephone or Internet voting if you hold your shares through a bank or broker that offers either of those options. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves. Ages are as of March 1, 2003.

Nominees

John B. Blystone, 49, has been a member of our Board of Directors since June 2000. He has been Chairman, President and Chief Executive Officer of SPX Corporation since 1995. Mr. Blystone also is the Chairman of the Board of SPX Corporation and a director of Worthington Industries, Inc.

Kenneth H. Koch, 47, has been a member of our Board of Directors since July 2002. He became our President and Chief Executive Officer in July 2002. Prior to that, he was our Vice President, General Counsel and Secretary since July 2000. From October 1993 to July 1999 he was Vice President, General Counsel and Secretary for Insilco Corporation.

David B. Wright, 53, has been a member of our Board of Directors since September 2000. He has been Chairman and Chief Executive Officer of Legato Systems since October 2000. He previously had been President and Chief Executive Officer of Amdahl Corporation since 1997. Mr. Wright also serves on the boards of directors of Legato Systems, Aspect Communications and VA Software.

Directors Continuing Until 2004 Annual Meeting

Robert B. Foreman, 45, has been a member of our Board of Directors since June 2000. He has been Vice President, Human Resources of SPX Corporation since May 1999. From 1992 through April 1999, he served as Vice President, Human Resources at PepsiCo International, based in Asia-Pacific, where he worked for both the Pepsi and the Frito-Lay International businesses.

Christopher J. Kearney, 47, has been a member of our Board of Directors since October 1998. He has been Vice President, Secretary and General Counsel of SPX Corporation since February 1997.

Charles R. Carson, 74, has served as a member of our Board of Directors since July 2002. Mr. Carson served as Senior Vice President of General Electric Company from 1978 until he retired in 1988.

Directors Continuing Until 2005 Annual Meeting

Lewis M. Kling, 58, has been a member of our Board of Directors since June 2000. Since December 1998, Mr. Kling has been President, Communications and Technology Systems, of SPX Corporation. From June 1997 through October 1998, he served as President, Dielectric Communications, a subsidiary of General Signal Corp.

Patrick J. O’Leary, 45, has been a member of our Board of Directors since October 1998. He has been Vice President, Finance, Treasurer and Chief Financial Officer of SPX Corporation since October 1996. From 1994 through 1996, he served as Chief Financial Officer and director at Carlisle Plastics, Inc.

Bruce J. Ryan, 59, has been a member of our Board of Directors since September 2000. From 1998 to 2002, he was Executive Vice President and Chief Financial Officer of Global Knowledge Network, Inc., a provider of information technology and computer software training programs and certifications. From 1994 to 1998, he was Executive Vice President and Chief Financial Officer of Amdahl Corporation, a provider of Internet based information technology solutions. Mr. Ryan also serves on the boards of directors of Ross Systems, Inc. and Axeda Systems, Inc.

Board of Directors and Its Committees

Inrange’s Board of Directors met four times during fiscal year 2002. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation and governance committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. David L. Chapman resigned from the Board effective February 1, 2002, Sherrie L. Woodring resigned from the Board effective July 26, 2002, Charles R. Carson was appointed to the Board effective July 3, 2002 and Kenneth H. Koch was appointed to the Board effective July 26, 2002.

Audit Committee

Meetings:	4

Members:	Bruce J. Ryan, Chairman

Charles R. Carson (commencing July 3, 2002)

David L. Chapman (through February 1, 2002)

David B. Wright

Function:

Recommends the annual appointment of our auditors with whom the Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Additional information on the Committee and its activities is included in the Report of the Audit Committee.

Compensation Committee

Meetings:	2

Members:	David B. Wright, Chairman

Charles R. Carson (commencing July 3, 2002)

David L. Chapman (Chairman through February 1, 2002)

Robert B. Foreman

Function:

Reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the Board regarding grants of stock options and other incentive compensation arrangements. Additional information on the Committee and its activities is included in the Report of the Compensation Committee on Executive Compensation.

Governance Committee

Meetings:	2

Members:	David B. Wright, Chairman

Christopher J. Kearney

Lewis M. Kling

Function:

Evaluates and makes recommendations on the size, structure and composition of the Board of Directors, changes in director compensation, the selection and retention criteria for directors, and candidates for election to the Board.

Director Compensation

Annual Retainer

Directors who are our employees or employees of SPX receive no fees for their services as directors. Directors who are not our employees or employees of SPX receive a $14,000 annual retainer fee covering all regular and special Board meetings and the annual meeting, and participate in our EVA Incentive Compensation Plan, with an annual target bonus of $10,000. The first bonus payments to the outside directors, in the amount of $5,923, were made in 2002, and each director’s bonus bank is currently in a negative position. For a more extensive description of the EVA Plan, please refer to the Report of the Compensation Committee on Executive Compensation.

In addition, directors are reimbursed for travel expenses and other out-of-pocket costs that they incur in connection with attending meetings.

Options to Purchase Inrange Common Stock

We link an element of director compensation directly to stockholder interests by partially compensating directors with options. We grant to directors who are not Inrange or SPX employees an option to purchase 13,000 shares of our Class B common stock under our 2000 Stock Compensation Plan for each year of service. The exercise price per share of an option may not be less than the fair market value of our Class B common stock on the grant date of the option. The Compensation Committee may specify any period of time, up to ten years, following the grant date during which options are exercisable. At the time of our initial public offering in September 2000, we granted to each of our then-serving non-employee directors an option to purchase 52,000 shares of our Class B common stock, which was a one-time grant covering four years of service.

Ownership of Common Stock

Directors, Nominees and Executive Officers

The following table shows the beneficial ownership as of January 31, 2003 of the outstanding shares of our Class B common stock and of the outstanding shares of the common stock of SPX, our parent, by:

•	each director of Inrange;

•	each executive named in the Summary Compensation Table; and

•	all executive officers and directors of Inrange as a group.

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a stockholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. The number of shares beneficially owned includes shares in employee benefit plans. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The percent of Inrange Class B common stock owned and the percent of Inrange voting power is based on 6,505,118 Class B shares and 75,633,333 Class A shares outstanding as of January 31, 2003. The percent of SPX common stock owned is based on 80,676,084 shares of SPX common stock outstanding as of the same date.

	Inrange Common Stock			SPX Common Stock
Name of Beneficial Owner	Number of Class B Shares (1)	Percent of Class B	Percent of Inrange Voting Power	Number of Shares (2)		Percent of SPX Common Stock

John B. Blystone	710,000	9.9	*	3,712,018	(3)	4.5

Robert B. Foreman	73,500	1.1	*	112,990		*

Christopher J. Kearney	80,000	1.2	*	200,312	(4)	*

Lewis M. Kling	80,000	1.2	*	141,784	(5)	*

Patrick J. O’Leary	210,000	3.1	*	517,956		*

Bruce J. Ryan	34,666	*	*	2,000		*

David B. Wright	34,666	*	*	0		*

Charles R. Carson	0	*	*	0		*

Kenneth H. Koch	12,902	*	*	667		*

Sherrie L. Woodring	2,300	*	*	114		*

John R. Schwab	8,039	*	*	58		*

Anthony J. Fusarelli	88	*	*	12,000		*

All directors and executive officers as a group (12 persons)	1,246,161	16.2	*	4,699,899		5.6

* Less	than 1%

(1)	Includes options to purchase shares of our Class B common stock that are exercisable within 60 days as follows: Mr. Blystone, 700,000 shares; Mr. Foreman, 70,000 shares; Mr. Kearney, 70,000 shares; Mr. Kling, 70,000 shares; Mr. O’Leary, 200,000 shares; Mr. Ryan, 34,666 shares; Mr. Wright, 34,666 shares; Mr. Koch, 10,000; and Mr. Schwab, 5,417; and all directors and executive officers as a group, 1,194,749 shares.

(2)	Includes options to purchase shares of SPX common stock that are exercisable within 60 days as follows: Mr. Blystone, 2,677,306 shares; Mr. Foreman, 104,630 shares; Mr. Kearney, 170,660 shares; Mr. Kling, 133,824 shares; Mr. O’Leary, 478,544 shares; and Mr. Fusarelli, 12,000 shares; and all directors and executives officers as a group, 3,576,964 shares.

(3)	Does not include 380 SPX shares held by The Blystone Foundation as to which Mr. Blystone disclaims beneficial ownership. Mr. Blystone, his wife and Mr. Kearney are directors of The Blystone Foundation.

(4)	Does not include 642 SPX shares held by Mr. Kearney’s sons as to which Mr. Kearney disclaims beneficial ownership.

(5)	Includes 470 SPX shares held by Mr. Kling’s wife.

Other Principal Shareholders

This table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of either class of Inrange common stock. Other than for SPX, the following is based on information filed with the Securities and Exchange Commission on Schedule 13G. You may obtain copies of reports on Schedule 13G from the Securities and Exchange Commission. The percent of Inrange Class B common stock owned and percent of Inrange voting power are based on 6,505,118 Class B shares and 75,633,333 Class A shares outstanding as of January 31, 2003.

	Inrange Class A Common Stock		Inrange Class B Common Stock		Percent of Inrange Voting Power
Name and Address of Beneficial Owner	Number of Shares	Percent of Class A	Number of Shares	Percent of Class B

SPX Corporation (1) 13515 Ballantyne Corporate Place Charlotte, NC 28277	75,633,333	100.0	—	—	98.3

Barclays Global Investors, NA (2) 45 Freemont Street San Francisco, CA 94105	—	—	398,348	6.1	*

*	Less than 1%

(1)	SPX exercises sole voting and dispositive power over the shares of Class A common stock that it holds. Mr. Blystone is also a director and executive officer of SPX. Messrs. Foreman, Kearney, Kling and O’Leary are also executive officers of SPX. These individuals disclaim beneficial ownership of the shares of Class A common stock beneficially owned by SPX.

(2)	Based on a Schedule 13G filed on February 13, 2003, Barclays Global Investors, NA, a bank as defined under Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 398,348 shares of Class B common stock. Barclays Global Investors, NA has sole voting and dispositive power with respect to 347,645 of the shares and shared voting and dispositive power with respect to none of the shares. Barclays Global Fund Advisors, a bank as defined under Section 3(a)(6) of the Securities Exchange Act of 1934, has sole voting and dispositive power with respect to 50,703 of the shares and shared voting and dispositive power with respect to none of the shares.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Inrange’s executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Inrange Class B common stock with the Securities and Exchange Commission. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2002, except that Ms. Woodring filed a late Form 4 reporting one transaction and failed to report an employee stock option on her Form 3, and Mr. Schwab filed a late Form 4 reporting the grant of an employee stock option. Ms. Woodring’s employee stock option was subsequently reported by amending her Form 3.

Executive Compensation

This table summarizes the compensation of Kenneth H. Koch, our President and Chief Executive Officer, Sherrie L. Woodring, our former President and Chief Executive Officer, John R. Schwab and Anthony J. Fusarelli during fiscal year 2002. We sometimes refer to these individuals as the named executive officers.

Summary Compensation

		Annual Compensation					Long-Term Compensation Awards		All Other Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options

Kenneth H. Koch (1) President and Chief Executive Officer	2002	$236,229		—		—	100,000	(2)	$17,700	(3)

Sherrie L. Woodring Former President and Chief Executive Officer (4)	2002 2001	$207,152 200,000	$	— 100,000		— —	100,000 —	(2)	$13,300 7,200	(5)

John R. Schwab (6) Executive Vice President, Chief Financial Officer	2002 2001	$168,308 139,785	$	— 50,000		— —	37,500 5,000	(2) (2)	$17,760 2,100	(7)

Anthony J. Fusarelli (8) Former Executive Vice President, Sales	2002 2001 2000	$289,447 222,682 257,672	$	— 75,000 135,388	$	— — 103,914	— — 220,000 2,000	(2) (10)	$61,818 8,971 21,484	(9)

(1)	Mr. Koch became President and Chief Executive Officer on July 26, 2002.

(2)	Consists of options to acquire shares of Inrange common stock.

(3)	Consists of a $9,200 car allowance and a matching contribution of $8,500 to our Savings and Stock Ownership Plan.

(4)	Ms. Woodring became Acting President and Chief Executive Officer on December 28, 2001 and President and Chief Executive Officer on February 22, 2002 and resigned on July 26, 2002.

(5)	Consists of a $4,800 award for a patent filing and a matching contribution of $8,500 to our Savings and Stock Ownership Plan.

(6)	Mr. Schwab became Executive Vice President, Chief Financial Officer on September 17, 2001.

(7)	Consists of a $7,200 car allowance and a matching contribution of $10,560 to our Savings and Stock Ownership Plan.

(8)	Mr. Fusarelli resigned as Executive Vice President, Sales on November 1, 2002.

(9)	Consists of a $7,200 car allowance, a severance payment of $46,118 and a matching contribution of $8,500 to our Savings and Stock Ownership Plan.

(10)	Consists of options to acquire shares of SPX common stock.

Option Grants in Fiscal Year 2002

This table gives information relating to Inrange Class B common stock option grants that were made to the named executive officers during fiscal year 2002. The options were granted under our 2000 Stock Compensation Plan and have ten-year terms and exercise prices equal to the fair market value of our Class B common stock on the grant date. The options become exercisable as to one-third of the shares on each of the first, second and third anniversaries of the grant date.

The officer may pay the exercise price and withholding tax obligations in cash, by tendering previously owned Class B shares, by asking Inrange to withhold shares, by delivering other approved property or by a combination of these methods. In addition, a restorative option right applies to these options, which means that “reload options” may be granted to replace shares surrendered in payment of the exercise price and withholding tax obligations related to option exercises. A reload option has an exercise price equal to the then-current market value and expires at the same time that the exercised option would have expired.

No SPX options were granted in 2002 to any Inrange employees.

	Individual Grants				Grant Date Present Value (1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date

Kenneth H. Koch	100,000	22.6	$3.00	7/26/12	$240,115

Sherrie L. Woodring	100,000	22.6	$9.19	2/28/12	$240,115

John R. Schwab	37,500	8.5	$3.00	7/26/12	$90,043

Anthony J. Fusarelli	—	—	—	—	—

(1)	The estimated present value of each Inrange Class B option on the grant date is calculated using the Black-Scholes model. The model assumes: (a) six years expected until exercise of the option; (b) a 4.6% interest rate, which represents the average interest rate at the date of grant on a U.S. Treasury security with a maturity date corresponding to the expected option term; (c) a 98.0% expected stock volatility; and (d) a 0% dividend yield. The model does not adjust for vesting requirements, non-transferability or forfeiture risk.

Option Exercises in Fiscal Year 2002 and

Fiscal Year-End 2002 Option Values

This table provides information regarding the exercise of options to purchase shares of Inrange Class B common stock and SPX common stock during fiscal year 2002 and options outstanding at the end of fiscal year 2002 for the named executive officers. The “value realized” is calculated using the difference between the option exercise price and the price of the common stock on the date of exercise multiplied by the number of shares underlying the option. The “value of unexercised in-the-money options at fiscal year end” is calculated using the difference between the option exercise price and the closing price on December 31, 2002, the last trading day of the fiscal year, multiplied by the number of shares underlying the option. On December 31, 2002 the closing price of Inrange Class B common stock was $2.35, and the closing price of SPX common stock was $37.45. An option is “in-the-money” if the market value of the underlying stock is greater than the option’s exercise price.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name			Exercisable	Unexercisable	Exercisable		Unexercisable

Kenneth H. Koch Inrange Class B SPX common stock	— —	— —	10,000 —	170,000 —		$0 —	$0 —

Sherrie L. Woodring Inrange Class B SPX common stock	— —	— —	— —	— —		— —	— —

John R. Schwab Inrange Class B SPX common stock	— —	— —	5,417 —	67,083 —		$0 —	$0 —

Anthony J. Fusarelli Inrange Class B SPX common stock	— —	— —	— 12,000	— —	$	— 0	— —

SPX Pension Plans

As of December 31, 2002, Mr. Koch and Mr. Schwab participated in SPX’s cash balance pension plan. Under the cash balance plan, SPX provides annual principal credits in the amount of 4% of a participant’s eligible compensation up to the Social Security Taxable Wage Base and in the amount of 8% of eligible compensation over the Social Security Taxable Wage Base. Eligible compensation includes base salary and bonuses as reflected in the Summary Compensation Table. In addition, SPX provides annual interest credits at a rate equal to the interest paid on five-year U.S. Treasury Notes. Any eligible compensation that the plan cannot take into account because of Internal Revenue Code limitations for tax-qualified plans is taken into account under a non-qualified supplemental retirement plan. Participants in these plans vest in their accounts after five years of continuous service. The December 31, 2002 account balances of our named executive officers who participated in these plans were as follows: Mr. Koch, $39,821 and Mr. Schwab, $25,649.

The estimated monthly benefit payable at normal retirement age earned through 2002 for each of the participating named executive officers, based on present interest credits and annuity conversion rate, under these plans is as follows: Mr. Koch, $709 and Mr. Schwab, $840.

Severance Agreements

We entered into agreements effective October 28, 2002 with each of Messrs. Koch and Schwab that provide for severance benefits in the event employment is terminated due to a change of control. The term of the agreements is three years, and the term is extended automatically for additional one-year terms unless, within six months prior to a termination date, we give notice that the term will not be extended. If, however, a change of control occurs during the term of the agreement, the agreement will continue in effect for 36 months beyond the end of the month in which the change of control occurred.

For purposes of these agreements, in general, a “change of control” occurs if any person (excluding Inrange and other affiliates of SPX) becomes the beneficial owner of an amount of our Class A common stock sufficient to cause SPX to no longer have a controlling interest in and voting control of Inrange. Distributions of Class A shares to SPX shareholders and public offerings of Class A shares will not cause a change of control. If employment is terminated within six months prior to the date of the change of control, the termination shall be deemed to have occurred following the change of control so long as Mr. Koch or Mr. Schwab, as the case may be, demonstrates that the termination: (1) was at the request of a third party who has taken steps reasonably calculated to effect the change of control; (2) otherwise arose in connection with or anticipation of the change of control; or (3) would not have occurred or would be less likely to have occurred if the change of control were not anticipated.

Upon termination for any reason following a change of control, each of Messrs. Koch and Schwab will receive accrued benefits through the date of termination, including: (1) current base salary; (2) a bonus payment equal to the greater of his (i) target bonus for that year, prorated based on the number of months employed in the year and (ii) earned bonus amount for that year under our Executive EVA Incentive Compensation Plan; (3) a cash equivalent of unused vacation; and (4) other cash earned and deferred pursuant to a deferred compensation plan. These payments shall be made not later than the tenth business day following the termination date.

In addition, if the employment of Messrs. Koch or Schwab is terminated following a change of control other than due to death, disability or retirement; by us for cause (as defined in the agreements); or by him without good reason (as defined in the agreements), he will receive severance benefits, including: (1) an amount equal to, for Mr. Koch, two times and, for Mr. Schwab, one and one-half times, base salary; (2) his bonus bank balance under the EVA Plan; (3) for Mr. Koch, two times and, for Mr. Schwab, one and one-half times the greatest of (i) the highest of his earned bonus amount for the prior three years, (ii) his target bonus under the EVA Plan or (iii) his earned bonus amount for the year of termination; (4) health care benefits for a two-year period in Mr. Koch’s case and for a one and one-half-year period in Mr. Schwab’s case, reduced in each case to the extent comparable benefits are received from a subsequent employer; (5) life insurance coverage in the amount of two times base salary for a period of, for Mr. Koch, two years and, for Mr. Schwab, one and one-half years and, after such period, coverage in the amount of his then-in-effect base salary for the remainder of his life; (6) a lump sum payment of his balance in our Supplemental Savings Plan; (7) immediate vesting of his options, which will remain exercisable for the lesser of two years following termination and the remaining life of the option; (8) immediate lapse of restrictions on any restricted shares of Inrange stock; (9) an additional amount as necessary to cover any excise tax imposed under the Internal Revenue Code; (10) indemnification for judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any lawsuit or other claim he is made a party to because of his relationship with Inrange; and (11) outplacement services. Other than payments pursuant to item (9), which shall be made not later than 30 calendar days following the termination date, these payments shall be made not later than the tenth business day following the termination date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 about Inrange Class B common stock that may be issued upon the exercise of options and rights under our 2000 Stock Compensation Plan, which is our only equity compensation plan. This plan was approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	5,706,550	$14.51	5,823,450

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	5,706,550	$14.51	5,823,450

Report of the Compensation Committee

on Executive Compensation

Compensation Policy

During fiscal year 2002, independent non-employee directors composed the Compensation Committee of the Board of Directors. The Committee reviews and recommends the compensation arrangements for the executive officers with respect to salaries, bonuses and options grants under Inrange’s 2000 Stock Compensation Plan.

The Committee strives to:

•	provide compensation and benefits at levels that enable Inrange to attract and retain high-quality executives;

•	provide strong financial incentives, at reasonable cost to Inrange, for senior management to maximize EVA (Economic Value Added) and shareholder value; and

•	align the interests of officers and directors with the interests of Inrange stockholders through potential stock ownership.

Executive Officer Compensation

Executive officer compensation includes cash-based and stock-based components. Cash-based compensation consists of base salary and an annual bonus, if one is warranted under the criteria of the EVA Incentive Compensation Plan. Stock-based compensation consists of option grants under the 2000 Stock Compensation Plan.

Cash-Based Compensation

Base Salary

Inrange targets base salary at the median of similarly sized high technology companies. Actual base salaries reflect individual experience and performance in addition to competitive salary levels for positions with similar duties and responsibilities.

Annual Bonuses

Inrange employees participate in the Inrange economic value added incentive compensation plans, which are based on the SPX economic value added incentive compensation plans. These plans provide for bonuses based on improvements in economic value added. Economic value added is equal to the net operating profit after-tax minus a charge for all capital employed in Inrange’s business, including Inrange’s equity capital. The charge for capital is equal to Inrange’s weighted average cost of debt and equity at Inrange’s targeted debt-to-equity ratio, times the total capital employed in the business.

The economic value added plan bonus is based on three key components:

•	a target bonus,

•	the EVA improvement in excess of expected EVA improvement (called excess EVA improvement, which may be negative), and

•	a bonus bank.

The bonus that an executive officer may earn for any fiscal year is the sum of his or her target bonus plus a fixed share of the excess EVA improvement. Target bonuses are a percentage of salary and are designed to provide competitive levels of cash compensation. Poor performance in one year is not rewarded the next year by reducing performance targets; and a year of superior performance is not penalized the next year by raising performance targets. Excess EVA improvement can be positive or negative without limitation.

The Committee determines the bonus earned by each executive officer following the release of Inrange’s financial statements for the applicable fiscal year. That amount is then credited to his or her bonus bank balance. The bonus available to be paid is the executive’s bonus bank balance up to his or her target bonus, plus one-third of any remaining bonus bank balance. The executives, other than the President and CEO, receive 65% of that amount without further conditions and the remaining 35% on attaining individual performance goals. The EVA bonus payable to the President and CEO is based exclusively on Inrange’s financial performance.

The bonus available to be paid to the executive officer is charged against his or her bonus bank balance to determine the beginning balance for the next fiscal year. No bonus is paid unless the bonus bank balance (following credits for any economic value added bonus earned during the year) is positive, and negative bonus bank balances are typically carried forward to offset future bonuses earned, although the Committee has the discretion, in appropriate circumstances, to make adjustments to negative bonus banks. Each executive officer that resigned employment with Inrange during 2002 forfeited his or her outstanding bonus bank. The bonus bank for each of the current executive officers is in a negative position.

Stock-Based Compensation

Executive officers participate in Inrange’s 2000 Stock Compensation Plan. Inrange’s option grant guidelines were designed, in mid-2000, to provide competitive option grant levels. The guidelines provide for grants on a fixed number of shares without regard to the price of the stock at the time of the grant. Under this fixed share approach, the target number of shares granted is not increased to offset a decline in the stock price or decreased to offset an increase in the stock price. The actual number of option shares granted to each executive officer may be above or below the target number of shares based on an evaluation of his or her performance and is subject to the Committee’s approval. Options granted under the plan must have an exercise price at least equal to the fair market value of Inrange Class B common stock on the grant date. The Committee views option grants as an effective incentive for executive officers to create value for stockholders since the ultimate value of a stock option is directly related to the increase in the market price of Inrange’s Class B common stock. During fiscal year 2002, Mr. Koch and Ms. Woodring were each granted an option by the Committee for 100,000 shares of Inrange Class B common stock; and Mr. Schwab was granted an option by the Committee for 37,500 shares of Inrange Class B common stock.

Inrange does not re-calibrate its compensation program each year to achieve a particular competitive compensation objective. Inrange’s compensation programs are designed to provide stronger incentives to maximize shareholder value by making current compensation opportunities dependent on past performance. Under the fixed share option grant guidelines, superior performance increases the amount of stock under option above competitive levels, and poor performance reduces the amount of stock under option below competitive levels. Similarly, under the EVA bonus plan, superior performance increases the expected bonus payout above the target bonus, and poor performance reduces the expected bonus payout below the target bonus. The Committee believes that Inrange’s total compensation program provides strong incentives to maximize shareholder value with a reasonable balance between Inrange’s need to retain strong senior management and the cost to shareholders.

Chief Executive Officer Compensation

Sherrie L. Woodring became Inrange’s Acting President and Chief Executive Officer on December 28, 2001 and President and Chief Executive Officer on February 22, 2002 and resigned on July 26, 2002. Her base salary as President and Chief Executive Officer was $300,000, and she was eligible for a bonus under the terms of the EVA Plan. Ms. Woodring’s EVA target bonus was 50% of her annual salary for 2002. Determination of Ms. Woodring’s base salary was based primarily on her background and experience, the compensation level of her predecessor, and compensation levels of executives in similar positions in comparable businesses.

Kenneth H. Koch became Inrange’s President and Chief Executive Officer on July 26, 2002. His base salary as President and Chief Executive Officer is $300,000, and he is eligible for a bonus under the terms of the EVA Plan. Mr. Koch’s EVA target bonus is 50% of his annual salary for 2003. Determination of Mr. Koch’s base salary was based primarily on his background and experience, the compensation level of his predecessor, and compensation levels of executives in similar positions in comparable businesses.

Deductibility of Compensation

The policy of the Compensation Committee with respect to Section 162(m) of the Internal Revenue Code is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Inrange.

The Compensation Committee:

David B. Wright, Chairman

Charles R. Carson

Robert B. Foreman

Company Performance

This graph shows a comparison of cumulative total return for Inrange, the Nasdaq Stock Market (U.S.) and the Nasdaq Computer Manufacturer Stocks (SIC Code 357) from September 21, 2000 (the date Inrange Class B common stock was first offered to the public at an initial public offering price of $16.00 per share) through December 31, 2002. The Nasdaq Computer Manufacturer Stocks group includes firms that produce computers, office equipment, and electronic components/accessories. The graph assumes an investment of $100 at September 21, 2000 and the reinvestment of any dividends.

	9/21/00	12/31/00	12/31/01	12/31/02

☐ Inrange Technologies Corporation	$100.00	$105.88	$77.19	$14.69

< Nasdaq Stock Market (U.S.)	100.00	64.11	50.87	35.16

● Nasdaq Computer Manufacturer Stocks	100.00	47.87	32.99	21.85

Certain Relationships

SPX is Our Controlling Stockholder

SPX beneficially owns all of the outstanding Class A common stock and 92.1% of the outstanding shares of our Class A and Class B common stock combined, which represents approximately 98.3% of the combined voting power of all classes of our voting stock. Until SPX beneficially holds less than 50% of the combined voting power of our stock, SPX will be able to control the vote on all matters submitted to our stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

SPX has not made any decision regarding whether or for how long it will retain its Inrange stock ownership. At present, SPX has no plan or intention to dispose of its shares of our Class A common stock. If SPX decides to divest itself of its entire stockholdings in our company, SPX may do so by distributing all of its shares of our Class A common stock to the holders of SPX’s common stock, a process we refer to as a distribution. A distribution could be accomplished through one of the following:

•	Split-Off—an exchange offer by SPX in which holders of its common stock would be offered the opportunity to tender some or all of their SPX shares in exchange for shares of our Class A common stock; or

•	Spin-Off—a distribution by SPX of its shares of our Class A common stock to holders of its common stock based on the number of SPX shares held by each holder.

SPX may dispose of all or some of its shares of our Class A common stock through means other than a distribution. SPX has the sole discretion to determine the timing, structure and all terms of any divestiture of its stockholdings in our company. SPX also has advised us that it would not complete a divestiture if its Board of Directors determines that a divestiture is not in the best interests of SPX and its stockholders. Further, SPX has advised us that it currently expects that the principal factors that it would consider in making this determination, as well as the principal factors that it would consider in making the determination as to the timing, structure and terms of a divestiture, would be:

•	the business prospects for us and SPX;

•	the business reasons for a divestiture;

•	the market price of our Class B common stock;

•	the market price of SPX’s common stock;

•	SPX being satisfied that a divestiture by means of a distribution would be tax-free to SPX and its stockholders and as to the other tax consequences of the transactions; and

•	the availability of other strategic alternatives.

Under current law, SPX will not be able to effect a distribution to its stockholders on a tax-free basis before October 2003, which is five years from the date SPX acquired General Signal Corporation.

Arrangements with SPX

We entered into various agreements with SPX that relate to our ongoing relationship with SPX after our initial public offering. These agreements include:

•	a loan agreement;

•	a management services agreement;

•	a tax sharing agreement;

•	a registration rights agreement;

•	an employee matters agreement; and

•	a trademark license agreement.

All of these agreements became effective upon completion of our initial public offering. Because we entered into these agreements when we were an indirect wholly owned subsidiary of SPX, they are not the result of arm’s-length negotiations between the parties. The agreements were made in the context of an affiliated relationship and negotiated in the overall context of the offering. The prices and other terms of these agreements may be less favorable to us than those we could obtain in arm’s-length negotiations with unaffiliated third parties for similar services. Because we did not negotiate with a third party for any of the services provided for under our agreements with SPX, it is difficult to determine whether the terms of these agreements are more favorable or less favorable to us than those we could obtain in arm’s-length negotiations with an unaffiliated third party. Following are summaries of these agreements.

Loan Agreement with SPX

As part of our cash management system, we lend to SPX, on a daily basis, our cash and cash equivalents in excess of $15 million. We lend these amounts to SPX under a loan agreement that allows us to demand repayment of outstanding amounts at any time. In addition, even after SPX repays us the amount due under the loan agreement, we will continue to be obligated to lend, on a daily basis, all of our cash and cash equivalents in excess of $15 million to SPX until the termination of the loan agreement. The loan agreement will terminate when SPX owns less than 50% of our outstanding shares of Class A common stock and Class B common stock or if there is an event of default under SPX’s credit agreement. Amounts loaned under the loan agreement are unsecured. Loans made prior to October 1, 2000 accrue interest quarterly at a rate of 8.5%, and loans made on or after October 1, 2000 accrue interest quarterly at the weighted average rate of interest paid by SPX for revolving loans under its credit agreement for the prior quarter. SPX’s ability to repay the amounts that we lend will be subject to SPX’s financial condition and liquidity, including its ability to borrow under its credit agreement or otherwise.

Management Services Agreement

Under the management services agreement, SPX provides administrative and corporate support services to us. These include human resources, accounting, treasury, tax, facilities, legal and information services. SPX charges us for these services at cost, including all out-of-pocket, third-party costs and expenses incurred by SPX in providing the services. If SPX incurs third-party expenses on behalf of us as well as an SPX entity, SPX will allocate these expenses in good faith between us and the SPX entity, as SPX determines in the exercise of its reasonable judgment. The agreement provides for monthly invoicing of service charges.

The management services agreement provides that the services provided by SPX will be substantially similar in scope, quality and nature to those services provided to us when we were an indirect wholly owned subsidiary of SPX prior to our initial public offering. SPX also must provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services is within the sole control of SPX. In addition, SPX is not required to materially increase the volume, scope or quality of the services provided beyond the level at which they were performed for us in the past. The agreement provides that SPX may have a third party provide any service to us rather than providing the service itself, and that SPX is not responsible for the performance of services provided in this manner as long as it reasonably selects the provider. SPX is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of SPX, such as natural disasters, governmental actions or similar events of force majeure. Similarly, SPX is not required to provide any service if doing so would require SPX to violate any laws, rules or regulations. The agreement also provides that SPX and Inrange may agree to additional services to be provided by SPX. The terms and costs of these additional services will be mutually agreed upon by SPX and us. These additional services may include services that were not provided to us when we were a wholly owned subsidiary of SPX.

The management services agreement will continue until SPX owns less than 50% of the aggregate amount of our outstanding shares of Class A common stock and Class B common stock. We also may terminate the management services agreement with respect to one or more of the services provided under the agreement effective upon the date that is the later of (1) the end of the fiscal year in which the notice of termination is given and (2) six months from the date notice of termination is given. In addition, either SPX or Inrange will be able to terminate the management services agreement with respect to one or more of the services provided under the agreement if the other party fails to perform any material obligation relating to the services to be terminated and the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

Tax Sharing Agreement

We are included in SPX’s consolidated federal income tax group, and our federal income tax liability is included in the consolidated federal income tax liability of SPX. Pursuant to the tax sharing agreement, the amount of tax we pay to SPX or we receive from SPX with respect to consolidated, unitary or combined returns of SPX, in which we are included generally, will be determined as though we file separate federal, state, local and foreign income tax returns.

In general, we will be included in SPX’s consolidated group for federal income tax purposes for so long as SPX beneficially owns at least 80% of the combined total voting power and value of our outstanding common stock. By law, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between Inrange and SPX during the period in which we are included in SPX’s consolidated group, we could be liable for any shortfall if any federal tax liability is incurred, but not discharged, by any other member of SPX’s consolidated group. Similar principles may apply for state or local income tax purposes.

Registration Rights Agreement

The registration rights agreement provides SPX with registration rights relating to the shares of our Class A common stock that it holds. SPX may require us to register under the

Securities Act of 1933 all or any portion of our shares covered by the registration rights agreement. In addition, the registration rights agreement provides for various piggyback registration rights for SPX. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to market cut-back exceptions, we are required to provide prompt notice to SPX and include in that registration all shares of our stock that SPX owns and requests to be included.

The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our employees and personnel for roadshow presentations. We will pay all registration expenses incurred in connection with any registration, other than underwriting commissions. In addition, we are required to reimburse SPX for the fees and disbursements of its outside counsel retained in connection with the registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of SPX and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration, although SPX must indemnify us for any liabilities resulting from information provided by SPX.

SPX’s rights under the registration rights agreement remain in effect with respect to the shares covered by the agreement until those shares have been:

•	sold under an effective registration statement under the Securities Act;

•	sold to the public under Rule 144 under the Securities Act; or

•	transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act.

Employee Matters Agreement

The employee matters agreement sets forth our mutual understanding with respect to the responsibilities, obligations and liabilities relating to the compensation and benefits of our employees in connection with our initial public offering. Under this agreement, with agreed upon exceptions, SPX will continue to administer compensation programs for our employees, and our employees will continue to participate in SPX’s employee benefit plans. In turn, we will pay SPX for providing these administrative services and for these benefits. The principal exceptions to this rule are our 2000 Stock Compensation Plan and Employee Stock Purchase Plan, and SPX’s Economic Value Added Incentive Compensation Plan, which we assumed as it relates to our employees to provide cash-based incentive compensation to our employees following our initial public offering.

Trademark License Agreement

We, or one of our subsidiaries, own most of the trademarks used in our business. We do not own the trademark “SPX”, which we sometimes use in our marketing materials. SPX owns that trademark and has entered into a license agreement with us that governs our use of the trademark. Under the agreement, SPX grants to us a worldwide royalty-free license to use the “SPX” trademark solely in connection with the manufacture, sale or distribution of products related to our business. The license includes the right to use the term “SPX” as a trade name, either individually or in combination with other terms. This license also includes the right to grant sublicenses to our wholly owned subsidiaries, for so long as they remain wholly owned subsidiaries. We may not transfer or assign the license without SPX’s prior written consent.

Under the agreement, we agree to refrain from various actions that could interfere with SPX’s ownership of the “SPX” trademark. The agreement contains provisions regarding:

•	the creation of quality standards of our products;

•	the ability of SPX to inspect our products and facilities; and

•	our obligation to cease production of, and correct or properly destroy, any products marketed under the licensed trademarks that fail to meet the quality standards.

The trademark license agreement will continue until SPX owns less than 50% of the aggregate amount of our outstanding shares of Class A common stock and Class B common stock. Prior to that termination date, our license to use the trademarks may be terminated for various reasons, including our breach of the agreement or a change in our control.

We will indemnify SPX and its directors, officers and employees from claims for personal injury or property damage if SPX is found liable to any third party under any tort or products liability or similar action in connection with our use of the licensed trademarks.

Option Grants to SPX Employees

In 2000, we granted options to acquire 1,331,000 shares of our Class B common stock under our 2000 Stock Compensation Plan to the SPX employees who serve as Inrange directors and to a limited group of SPX employees with supervisory authority over us.

Corporate Opportunities and Conflicts of Interest and Related Party Transactions

All of our directors have fiduciary duties to our company and our stockholders under Delaware law. Specifically, our directors are charged with a duty of care and a duty of loyalty to our company and our stockholders. This duty of care generally requires our directors to inform themselves of all material information relevant to business decisions they make on behalf of Inrange. This duty of loyalty generally requires our directors to act in the best interests of our company and our stockholders and to refrain from conduct that would injure Inrange or our stockholders or deprive Inrange of an advantage or opportunity to which we are entitled.

Five members of our Board of Directors are also directors or executive officers of SPX and have similar fiduciary duties to SPX. As a result of their duties and obligations to both companies, these directors may have conflicts of interest with respect to matters involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for

Inrange and SPX. Our certificate of incorporation and bylaws do not contain any special provisions setting forth rules governing these potential conflicts. In addition, a number of our directors and executive officers own SPX stock and options on SPX stock that they acquired as employees of SPX. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for Inrange and SPX.

Report of the Audit Committee

The Audit Committee of the Inrange Board of Directors is composed of three independent directors, as defined in Rule 4200(a)(15) of The Nasdaq Stock Market listing standards. In February 2002, Mr. Chapman resigned from the Inrange Board of Directors and the Audit Committee. In July 2002, Mr. Carson was appointed to the Inrange Board of Directors and became a member of the Audit Committee.

The Committee has adopted a charter that specifies its composition and responsibilities. The Committee reviews Inrange’s financial reporting process on behalf of the Board of Directors and is responsible for ensuring the integrity of the financial information reported by Inrange.

Management has the primary responsibility for Inrange’s financial statements and reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Inrange’s independent auditors, who are recommended by Inrange management and approved by the Committee, are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Inrange’s financial statements.

In this context, the Committee met and held discussions with management and Deloitte & Touche LLP, Inrange’s independent auditors. Management represented to the Committee that Inrange’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and Deloitte & Touche. The Committee discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standard No. 61 (Communication with Audit Committees), under which Deloitte & Touche must provide us with additional information regarding the scope and results of its audit of Inrange’s financial statements.

In addition, the Committee discussed with Deloitte & Touche its independence from Inrange and its management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee discussed with Inrange’s independent auditors the overall scope and plans for their respective audits. The Committee meets with Deloitte & Touche, with and without management present, to discuss the results of its examinations, the evaluations of Inrange’s internal controls, and the overall quality of Inrange’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements in Inrange’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

The Audit Committee:

Bruce J. Ryan, Chairman

Charles R. Carson

David B. Wright

Independent Public Accountants

On June 7, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002. This decision was made by our Board of Directors, upon the recommendation of the Audit Committee.

Arthur Andersen’s reports on the consolidated financial statements of Inrange and its subsidiaries for the two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 31, 2001 and the subsequent interim period through June 7, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports. There were no reportable events as described in Item 304 (a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

During the two fiscal years ended December 31, 2001 and the subsequent interim period through June 7, 2002, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

The Board has engaged Deloitte & Touche as our independent public accountants for 2003. During 2002, we retained Deloitte & Touche to perform services in the following categories and amounts:

Audit Fees	$330,000

All Other Fees
Tax planning and acquisition due diligence	$130,000

The Audit Committee has considered whether the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

PROXY

lnrange Technologies Corporation

100 Mt. Holly By-Pass

Lumberton, New Jersey 08048

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JOHN R. SCHWAB and KENNETH H. KOCH as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of Class B common stock of lnrange Technologies Corporation held of record by the undersigned on March 14, 2003, at the annual meeting of stockholders to be held on April 25, 2003 and at any and all adjournments thereof.

Nominees: for three year terms ending at the annual shareholders meeting 2006:

John B. Blystone, Kenneth H. Koch and David B. Wright

IF NO INDICATION IS GIVEN, PROXIES HELD BY THE CHAIRMAN OF THE MEETING WILL BE VOTED TO ELECT THE THREE NOMINEES AND IN FAVOR OF THE RESOLUTIONS PROPOSED BY THE BOARD OF DIRECTORS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

é  FOLD AND DETACH HERE  é

INRANGE TECHNOLOGIES

CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

☒	Please mark votes as in this example.

The Board of Directors recommends a vote “FOR the following proposal:

1.	Election of Directors (see reverse side)	FOR ☐	WITHHELD ☐

☐ (For, except vote withheld from the above nominee(s))	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name(s) appear(s) on this proxy. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

Signature: Date: Signature: Date: